Exhibit 99.1 News Release
Contacts:
Brooke Hart (Media)
brooke.hart@hii-co.com
202-264-7108

Christie Thomas (Investors)
christie.thomas@hii-co.com
757-380-2104

HII Reports Second Quarter 2023 Results

•Record second quarter revenues of $2.8 billion, up 4.7% compared to second quarter 2022
•Net earnings of $130 million or $3.27 diluted earnings per share
•Company reaffirms shipbuilding and Mission Technologies FY23 guidance1
•Company reaffirms free cash flow2 guidance1

NEWPORT NEWS, Va. (August 3, 2023) - HII (NYSE:HII) reported second quarter 2023 revenues of $2.8 billion, up 4.7% from the second quarter of 2022, driven primarily by growth at Newport News Shipbuilding and Mission Technologies.

Operating income in the second quarter of 2023 was $156 million and operating margin was 5.6%, compared to $191 million and 7.2%, respectively, in the second quarter of 2022. The decreases were primarily driven by lower segment operating income2 compared to the prior year, partially offset by favorable changes to the operating FAS/CAS adjustment and non-current state income taxes.

Segment operating income2 in the second quarter of 2023 was $169 million and segment operating margin2 was 6.1%, compared to $225 million and 8.5%, respectively, in the second quarter of 2022. The decreases were primarily driven by lower favorable changes in contract estimates from facilities capital and economic price adjustment clauses compared to the prior year.

Net earnings in the quarter were $130 million, compared to $178 million in the second quarter of 2022. Diluted earnings per share in the quarter was $3.27, compared to $4.44 in the second quarter of 2022.

Net cash provided by operating activities in the quarter was $82 million and free cash flow2 was $14 million, compared to cash provided by operating activities of $267 million and free cash flow2 of $208 million in the second quarter of 2022.

New contract awards in the second quarter of 2023 were approximately $2.6 billion, bringing total backlog to approximately $46.9 billion as of June 30, 2023.

“The HII team delivered another solid quarter. Our results demonstrate continued strong revenue growth and steady operational performance,” said Chris Kastner, HII’s president and CEO. "We continue to make progress on our top priorities of consistent shipbuilding execution and driving growth at Mission Technologies. The teams at Newport News and Ingalls continue to hit important shipbuilding milestones and Mission Technologies secured another quarter of robust growth and record revenue generation."

1The financial outlook, expectations and other forward looking statements provided by the company for 2023 and beyond reflect the company's judgment based on information available at the time of this release.
2Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Results of Operations

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions, except per share amounts)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Sales and service revenues	$2,787	$2,662	$125	4.7%	$5,461	$5,238	$223	4.3%
Operating income	156	191	(35)	(18.3)%	297	329	(32)	(9.7)%
Operating margin %	5.6%	7.2%		(158) bps	5.4%	6.3%		(84) bps
Segment operating income[1]	169	225	(56)	(24.9)%	325	401	(76)	(19.0)%
Segment operating margin %[1]	6.1%	8.5%		(239) bps	6.0%	7.7%		(170) bps
Net earnings	130	178	(48)	(27.0)%	259	318	(59)	(18.6)%
Diluted earnings per share	$3.27	$4.44	$(1.17)	(26.4)%	$6.49	$7.93	$(1.44)	(18.2)%
[1] Non-GAAP measures that exclude non-segment factors affecting operating income. See Exhibit B for definitions and reconciliations.

Segment Operating Results
Ingalls Shipbuilding

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Revenues	$664	$658	$6	0.9%	$1,241	$1,289	$(48)	(3.7)%
Segment operating income[1]	65	106	(41)	(38.7)%	120	192	(72)	(37.5)%
Segment operating margin %[1]	9.8%	16.1%		(632) bps	9.7%	14.9%		(523) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Ingalls Shipbuilding revenues for the second quarter of 2023 were $664 million, an increase of $6 million, or 0.9%, from the same period in 2022, primarily driven by higher revenues in surface combatants, partially offset by lower revenues in the Legend-class National Security Cutter (NSC) program.

Ingalls Shipbuilding segment operating income1 for the second quarter of 2023 was $65 million, a decrease of $41 million from the same period in 2022. Segment operating margin1 in the second quarter of 2023 was 9.8%, compared to 16.1% in the same period last year. The decrease was primarily driven by lower favorable changes in contract estimates from facilities capital and economic price adjustment clauses and lower risk retirement on Harrisburg (LPD 30).

Key Ingalls Shipbuilding milestones for the quarter:
•Delivered guided missile destroyer Jack H. Lucas (DDG 125)
•Completed builder’s trials for National Security Cutter Calhoun (NSC 10)
•Authenticated the keel of Pittsburgh (LPD 31)

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Newport News Shipbuilding

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Revenues	$1,509	$1,433	$76	5.3%	$3,015	$2,823	$192	6.8%
Segment operating income[1]	95	94	1	1.1%	179	175	4	2.3%
Segment operating margin %[1]	6.3%	6.6%		(26) bps	5.9%	6.2%		(26) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Newport News Shipbuilding revenues for the second quarter of 2023 were $1.5 billion, an increase of $76 million, or 5.3%, from the same period in 2022, primarily driven by higher revenues in submarines and aircraft carriers. Submarine revenues increased due to higher volumes on the Columbia-class submarine program and the Virginia-class submarine (VCS) program. Aircraft carrier revenues increased primarily as a result of higher volumes on aircraft carrier construction, partially offset by lower revenues in aircraft carrier refueling and complex overhaul (RCOH).

Newport News Shipbuilding segment operating income1 for the second quarter of 2023 was $95 million, an increase of $1 million from the same period in 2022. Segment operating margin1 in the second quarter of 2023 was 6.3%, compared to 6.6% in the same period last year. Current year segment operating income1 was substantially the same as the prior year, as favorable VCS program revenue adjustments were offset by lower favorable changes in contract estimates from facilities capital and economic price adjustment clauses.

Key Newport News Shipbuilding milestones for the quarter:
•Re-delivered USS George Washington (CVN 73)
•Christened Virginia-class submarine Massachusetts (SSN 798)
•Awarded $393 million contract modification for John F. Kennedy (CVN 79)
•Awarded $568 million subcontract modification for long-lead-time material and advance construction activities for Columbia-class ballistic missile submarines
•Awarded $305 million contract modification for long-lead-time material for two additional Block V
Virginia-class submarines
•Reached approximately 85% completion of John F. Kennedy (CVN 79) based on current scope and schedule

Mission Technologies

	Three Months Ended				Six Months Ended
	June 30				June 30
($ in millions)	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Revenues	$645	$600	$45	7.5%	$1,269	$1,190	$79	6.6%
Segment operating income[1]	9	25	(16)	(64.0)%	26	34	(8)	(23.5)%
Segment operating margin %[1]	1.4%	4.2%		(277) bps	2.0%	2.9%		(81) bps
[1] Non-GAAP measures. See Exhibit B for definitions and reconciliations.

Mission Technologies revenues for the second quarter of 2023 were $645 million, an increase of $45 million, or
7.5%, from the same period in 2022. The increase was primarily due to higher volumes in mission based solutions, driven by growth in C5ISR, cyber and electronic warfare and live, virtual and constructive training.

Mission Technologies segment operating income1 for the second quarter of 2023 was $9 million, compared to $25 million in the second quarter of 2022. Segment operating margin1 in the second quarter of 2023 was 1.4%, compared to 4.2% in the same period last year. The decreases were primarily driven by lower equity earnings compared to the second quarter of 2022, which included a non-recurring gain of approximately $15 million from our unconsolidated ship repair and specialty fabrication joint venture. In the second quarter of 2023, an equity method adjustment of approximately $6 million was recognized from the sale of the same joint venture.

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Mission Technologies results included approximately $28 million of amortization of purchased intangible assets in the second quarter of 2023, compared to approximately $30 million in the same period last year.

Mission Technologies EBITDA margin1 in the second quarter of 2023 was 6.7%.

Key Mission Technologies milestones for the quarter:
•Awarded a $242 million contract to provide shore-based training, engineering and development support for the U.S. Navy
•Awarded a $41 million task order to provide integrated training systems installation and sustainment for the U.S. Navy

1Non-GAAP measures. See Exhibit B for definitions and reconciliations.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

2023 Financial Outlook1
•Reaffirming shipbuilding and Mission Technologies 2023 guidance
◦Expect FY23 shipbuilding revenue2 between $8.4 and $8.6 billion; expect shipbuilding operating margin2 between 7.7% and 8.0%
◦Expect FY23 Mission Technologies revenue of approximately $2.5 billion
◦Expect Mission Technologies segment operating margin2 between 2.5% and 3.0%, and Mission Technologies EBITDA margin2 between 8.0% and 8.5%
•Reaffirming free cash flow2 guidance
◦Expect FY23 free cash flow2 between $400 and $450 million3
◦Expect cumulative FY20-FY24 free cash flow2 of approximately $2.9 billion3
•Revising operating FAS/CAS adjustment, non-current state income tax and interest expense guidance

FY23 Outlook
Shipbuilding Revenue[2]	$8.4B - $8.6B
Shipbuilding Operating Margin[2]	7.7% - 8.0%
Mission Technologies Revenue	~$2.5B
Mission Technologies Segment Operating Margin[2]	2.5% - 3.0%
Mission Technologies EBITDA Margin[2]	8.0% - 8.5%

Operating FAS/CAS Adjustment	($70M)
Non-current State Income Tax Benefit[4]	~$8M
Interest Expense	($100M)
Non-operating Retirement Benefit	$149M
Effective Tax Rate	~21%

Depreciation & Amortization	~$365M
Capital Expenditures	~3.0% of Sales
Free Cash Flow[2] based on current tax law[3]	$400M - $450M

1The financial outlook, expectations and other forward-looking statements provided by the company for 2023 and beyond reflect the company's judgment based on the information available at the time of this release.
2Non-GAAP measures. See Exhibit B for definitions. In reliance upon Item 10(e)(1)(i)(B) of Regulation S-K, reconciliations of forward–looking GAAP and non–GAAP measures are not provided because of the unreasonable effort associated with providing such reconciliations due to the variability in the occurrence and the amounts of certain components of GAAP and non-GAAP measures. For the same reasons, we are unable to address the significance of the unavailable information, which could be material to future results.
3Outlook is based on current tax law and assumes the provisions requiring capitalization of R&D expenditures for tax purposes are not deferred or repealed.
4Outlook is based on current tax law. Repeal or deferral of provisions requiring capitalization of R&D expenditures would result in elevated non-current state income tax expense.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

About Huntington Ingalls Industries

HII is a global, all-domain defense provider. HII’s mission is to deliver the world’s most powerful ships and all-domain solutions in service of the nation, creating the advantage for our customers to protect peace and freedom around the world.

As the nation’s largest military shipbuilder, and with a more than 135-year history of advancing U.S. national security, HII delivers critical capabilities extending from ships to unmanned systems, cyber, ISR, AI/ML and synthetic training. Headquartered in Virginia, HII’s workforce is 43,000 strong. For more information, please visit www.HII.com.

Conference Call Information

HII will webcast its earnings conference call at 9 a.m. Eastern time today. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.HII.com. A telephone replay of the conference call will be available from noon today through Thursday, August 10th by calling (866) 813-9403 or (929) 458-6194 and using access code 953843.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by words such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," and similar words or phrases or the negative of these words or phrases. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable when made, we cannot guarantee future results, levels of activity, performance, or achievements. There are a number of important factors that could cause our actual results to differ materially from the results anticipated by our forward-looking statements, which include, but are not limited to: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to estimate our future contract costs, including cost increases due to inflation, and perform our contracts effectively; changes in procurement processes and government regulations and our ability to comply with such requirements; our ability to deliver our products and services at an affordable life cycle cost and compete within our markets; natural and environmental disasters and political instability; our ability to execute our strategic plan, including with respect to share repurchases, dividends, capital expenditures and strategic acquisitions; adverse economic conditions in the United States and globally; health epidemics, pandemics and similar outbreaks; our ability to attract, train and retain a qualified workforce; disruptions impacting global supply, including those resulting from the ongoing conflict between Russia and Ukraine; changes in key estimates and assumptions regarding our pension and retiree health care costs; security threats, including cyber security threats, and related disruptions; and other risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 and our other filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligation to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make. This release also contains non-GAAP financial measures and includes a GAAP reconciliation of these financial measures. Non-GAAP financial measures should not be construed as being more important than comparable GAAP measures.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except per share amounts)	2023	2022	2023	2022
Sales and service revenues
Product sales	$1,879	$1,829	$3,708	$3,553
Service revenues	908	833	1,753	1,685
Sales and service revenues	2,787	2,662	5,461	5,238
Cost of sales and service revenues
Cost of product sales	1,602	1,526	3,170	2,994
Cost of service revenues	796	746	1,552	1,505
Income from operating investments, net	4	27	16	34
Other income and gains, net	1	1	—	—
General and administrative expenses	238	227	458	444
Operating income	156	191	297	329
Other income (expense)
Interest expense	(24)	(26)	(48)	(52)
Non-operating retirement benefit	37	67	74	138
Other, net	—	(10)	9	(17)
Earnings before income taxes	169	222	332	398
Federal and foreign income tax expense	39	44	73	80
Net earnings	$130	$178	$259	$318

Basic earnings per share	$3.27	$4.44	$6.49	$7.93
Weighted-average common shares outstanding	39.8	40.1	39.9	40.1

Diluted earnings per share	$3.27	$4.44	$6.49	$7.93
Weighted-average diluted shares outstanding	39.8	40.1	39.9	40.1

Dividends declared per share	$1.24	$1.18	$2.48	$2.36

Net earnings from above	$130	$178	$259	$318
Other comprehensive income (loss)
Change in unamortized benefit plan costs	5	13	9	(73)
Other	—	(1)	—	(1)
Tax benefit (expense) for items of other comprehensive income	(1)	(3)	(2)	19
Other comprehensive income (loss), net of tax	4	9	7	(55)
Comprehensive income	$134	$187	$266	$263

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions)	June 30, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$313	$467
Accounts receivable, net of allowance for doubtful accounts of $1 million as of 2023 and $2 million as of 2022	786	636
Contract assets	1,266	1,240
Inventoried costs	190	183
Income taxes receivable	184	170
Prepaid expenses and other current assets	78	50
Total current assets	2,817	2,746
Property, Plant, and Equipment, net of accumulated depreciation of $2,399 million as of 2023 and $2,319 million as of 2022	3,196	3,198
Other Assets
Operating lease assets	264	282
Goodwill	2,618	2,618
Other intangible assets, net of accumulated amortization of $945 million as of 2023 and $881 million as of 2022	955	1,019
Pension plan assets	646	600
Miscellaneous other assets	363	394
Total other assets	4,846	4,913
Total assets	$10,859	$10,857
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	519	642
Accrued employees’ compensation	345	345
Current portion of long-term debt	484	399
Current portion of postretirement plan liabilities	134	134
Current portion of workers’ compensation liabilities	229	229
Contract liabilities	833	766
Other current liabilities	383	380
Total current liabilities	2,927	2,895
Long-term debt	2,396	2,506
Pension plan liabilities	218	214
Other postretirement plan liabilities	257	260
Workers’ compensation liabilities	465	463
Long-term operating lease liabilities	224	246
Deferred tax liabilities	359	418
Other long-term liabilities	367	366
Total liabilities	7,213	7,368
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 53.6 million shares issued and 39.9 million shares outstanding as of June 30, 2023, and 53.5 million shares issued and 39.9 million shares outstanding as of December 31, 2022	1	1
Additional paid-in capital	2,030	2,022
Retained earnings	4,434	4,276
Treasury stock	(2,227)	(2,211)
Accumulated other comprehensive loss	(592)	(599)
Total stockholders’ equity	3,646	3,489
Total liabilities and stockholders’ equity	$10,859	$10,857

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30
($ in millions)	2023	2022
Operating Activities
Net earnings	$259	$318
Adjustments to reconcile to net cash used in operating activities
Depreciation	110	104
Amortization of purchased intangibles	64	70
Amortization of debt issuance costs	4	4
Provision for doubtful accounts	—	(7)
Stock-based compensation	18	16
Deferred income taxes	(62)	(1)
Loss (gain) on investments in marketable securities	(12)	26
Change in
Accounts receivable	(149)	(241)
Contract assets	(27)	(56)
Inventoried costs	(7)	(35)
Prepaid expenses and other assets	(42)	47
Accounts payable and accruals	(57)	8
Retiree benefits	(36)	(65)
Other non-cash transactions, net	10	(4)
Net cash provided by operating activities	73	184
Investing Activities
Capital expenditures
Capital expenditure additions	(111)	(102)
Grant proceeds for capital expenditures	3	—
Investment in affiliates	(24)	(5)
Proceeds from equity method investments	61	6
Other investing activities, net	1	—
Net cash used in investing activities	(70)	(101)
Financing Activities
Repayment of long-term debt	(30)	(200)
Dividends paid	(99)	(94)
Repurchases of common stock	(16)	(27)
Employee taxes on certain share-based payment arrangements	(12)	(14)
Net cash used in financing activities	(157)	(335)
Change in cash and cash equivalents	(154)	(252)
Cash and cash equivalents, beginning of period	467	627
Cash and cash equivalents, end of period	$313	$375
Supplemental Cash Flow Disclosure
Cash paid for income taxes (net of refunds)	$172	$15
Cash paid for interest	$51	$49
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$4	$6

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Exhibit B: Non-GAAP Measures Definitions & Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “shipbuilding revenue,” “shipbuilding operating margin,” "Mission Technologies EBITDA," “Mission Technologies EBITDA margin” and “free cash flow.”

We internally manage our operations by reference to segment operating income and segment operating margin, which are not recognized measures under GAAP. When analyzing our operating performance, investors should use segment operating income and segment operating margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. They are measures that we use to evaluate our core operating performance. We believe that segment operating income and segment operating margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income and segment operating margin may not be comparable to similarly titled measures of other companies.

Shipbuilding revenue, shipbuilding operating margin, Mission Technologies EBITDA and Mission Technologies EBITDA margin are not measures recognized under GAAP. They are measures that we use to evaluate our core operating performance. When analyzing our operating performance, investors should use shipbuilding revenue, shipbuilding operating margin, Mission Technologies EBITDA and Mission Technologies EBITDA margin in addition to, and not as alternatives for, operating income and operating margin or any other performance measure presented in accordance with GAAP. We believe that shipbuilding revenue, shipbuilding operating margin, Mission Technologies EBITDA and Mission Technologies EBITDA margin reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. We believe these measures are used by investors and are a useful indicator to measure our performance.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for net earnings as a measure of our performance or net cash provided or used by operating activities as a measure of our liquidity. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Reconciliations of forward-looking GAAP and non-GAAP measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the future occurrence and financial impact of certain elements of GAAP and non-GAAP measures.

Segment operating income is defined as operating income for the relevant segment(s) before the Operating FAS/CAS Adjustment and non-current state income taxes.

Segment operating margin is defined as segment operating income as a percentage of sales and service revenues.

Shipbuilding revenue is defined as the combined sales and service revenues from our Newport News Shipbuilding segment and Ingalls Shipbuilding segment.

Shipbuilding operating margin is defined as the combined segment operating income of our Newport News Shipbuilding segment and Ingalls Shipbuilding segment as a percentage of shipbuilding revenue.

Mission Technologies EBITDA is defined as Mission Technologies segment operating income before interest expense, income taxes, depreciation, and amortization.

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Mission Technologies EBITDA margin is defined as Mission Technologies EBITDA as a percentage of Mission Technologies revenues.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures net of related grant proceeds.

Operating FAS/CAS Adjustment is defined as the difference between the service cost component of our pension and other postretirement expense determined in accordance with GAAP (FAS) and our pension and other postretirement expense under U.S. Cost Accounting Standards (CAS).

Non-current state income taxes are defined as deferred state income taxes, which reflect the change in deferred state tax assets and liabilities and the tax expense or benefit associated with changes in state uncertain tax positions in the relevant period. These amounts are recorded within operating income. Current period state income tax expense is charged to contract costs and included in cost of sales and service revenues in segment operating income.

We present financial measures adjusted for the Operating FAS/CAS Adjustment and non-current state income taxes to reflect the company’s performance based upon the pension costs and state tax expense charged to our contracts under CAS. We use these adjusted measures as internal measures of operating performance and for performance-based compensation decisions.

Reconciliations of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Six Months Ended
	June 30		June 30
($ in millions)	2023	2022	2023	2022
Ingalls revenues	$664	$658	$1,241	$1,289
Newport News revenues	1,509	1,433	3,015	2,823
Mission Technologies revenues	645	600	1,269	1,190
Intersegment eliminations	(31)	(29)	(64)	(64)
Sales and Service Revenues	2,787	2,662	5,461	5,238

Operating Income	156	191	297	329
Operating FAS/CAS Adjustment	17	35	36	72
Non-current state income taxes	(4)	(1)	(8)	—
Segment Operating Income	169	225	325	401
As a percentage of sales and service revenues	6.1%	8.5%	6.0%	7.7%
Ingalls segment operating income	65	106	120	192
As a percentage of Ingalls revenues	9.8%	16.1%	9.7%	14.9%
Newport News segment operating income	95	94	179	175
As a percentage of Newport News revenues	6.3%	6.6%	5.9%	6.2%
Mission Technologies operating income	9	25	26	34
As a percentage of Mission Technologies revenues	1.4%	4.2%	2.0%	2.9%

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com

Reconciliation of Free Cash Flow

	Three Months Ended		Six Months Ended
	June 30		June 30
($ in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$82	$267	$73	$184
Less capital expenditures:
Capital expenditure additions	(68)	(59)	(111)	(102)
Grant proceeds for capital expenditures	—	—	3	—
Free cash flow	$14	$208	$(35)	$82

Reconciliation of Mission Technologies EBITDA and EBITDA Margin

	Three Months Ended		Six Months Ended
	June 30		June 30
($ in millions)	2023	2022	2023	2022
Mission Technologies sales and service revenues	$645	$600	$1,269	$1,190

Mission Technologies segment operating income	$9	$25	$26	$34
Mission Technologies depreciation expense	3	3	6	5
Mission Technologies amortization expense	28	30	55	60
Mission Technologies state tax expense	3	4	6	6
Mission Technologies other, net	—	2	—	2
Mission Technologies EBITDA	$43	$64	$93	$107
Mission Technologies EBITDA margin	6.7%	10.7%	7.3%	9.0%

HII
4101 Washington Ave. • Newport News, VA 23607
www.HII.com